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                          FOUNDATION HEALTH CORPORATION
                                   EXHIBIT 11
                         Earnings Per Share Computation
                       Utilizing the Treasury Stock Method
                (Dollars in thousands, except per share amounts)
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
                                                                                                           Nine Months Ended
                                                                      Quarter Ended March 31,                   March 31,
                                                                  ----------------------------      ---------------------------
                                                                        1995           1994              1995          1994
                                                                  -------------  -------------      -------------  ------------

Proceeds upon exercise of options outstanding                     $     47,954   $     57,056
                                                                  -------------  -------------
                                                                  -------------  -------------
Average market price of common stock                              $      30.63   $      37.86
                                                                  -------------  -------------
                                                                  -------------  -------------
Weighted average common shares outstanding                          57,017,649     48,025,121
Issued shares - exercise of options                                  1,906,568      2,584,774
Shares assumed to be repurchased with
  proceeds from exercise                                            (1,565,737)    (1,506,932)
                                                                  -------------  -------------      -------------  ------------
Weighted average shares outstanding (A)                             57,358,480     49,102,963         53,892,518     48,414,551
                                                                  -------------  -------------      -------------  ------------
                                                                  -------------  -------------      -------------  ------------
Net income for the quarter (B)                                    $     36,291   $     22,369       $     10,675   $     71,985
                                                                  -------------  -------------      -------------  ------------
                                                                  -------------  -------------      -------------  ------------
Earnings per share   (B) / (A)                                    $       0.63   $       0.46       $       0.20   $       1.49
                                                                  -------------  -------------      -------------  -------------
                                                                  -------------  -------------      -------------  -------------
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